Exhibit 6.3(b)

LATIQUE 2018 COLT by ORB PURCHASE AND SALE

and CO-OWNERSHIP AGREEMENT and BILL OF SALE

THIS AGREEMENT OF PURCHASE AND SALE AND CO-OWNERSHIP, made and entered into this 28th day of October, 2019, by and between:

Commonwealth Thoroughbreds LLC

1450 N Broadway

Lexington, KY 40505

(hereinafter referred to as the “Buyer”)

and

Mineola Farm II, LLC

2301 Bryan Station Road

Lexington, KY 40516

and

Silent Grove Farms, LLC

3131 Custer Drive, Suite 8

Lexington, KY 40517

(hereinafter collectively referred to as the “Seller”).

WITNESSETH:

1.     Recital. The Seller is the owner of the unnamed dark bay or brown yearling Thoroughbred Colt by ORB out of LAT1QUE by ELUSIVE QUALITY (the “Colt”). The Seller has agreed to sell a seventy five percent (75.00%) interest (the “Interest”) in the Colt to Buyer, and Buyer has agreed to purchase the Interest in Colt from Seller, all for the price and upon the terms and conditions hereinafter provided.

2.     Agreement to Buy and Sell. Seller hereby sells to Buyer, and Buyer hereby purchases the Interest in and to the Colt from Seller, for the price and upon the terms and conditions hereinafter provided.

3.     Purchase Price. Payment and Other Consideration.

3.1.     Price. The full purchase price to be paid by Buyer to Seller, for the Interest in the Colt, shall be the sum of TWENTY THOUSAND U.S. Dollars ($20,000 U.S.)(“Purchase Price”).

3.2.     Retained Interest: Seller shall retain a twenty-five percent (25%) interest in and to the Colt (the “Retained Interest.”) If at any time subsequent to the date hereof the Colt is sold in its entirety by the Buyer and Seller as a racing or stallion prospect, any such sale being specifically subject to Paragraph 5.2, below, Seller shall be entitled to twenty-five percent (25%) interest of the net proceeds, as well as any other rights of the sale with respect to the Retained Interest in the Colt.

3.3.     Payment. Payment of the purchase price is to be sent by wire transfer to an account designated by the Seller upon a) satisfaction or waiver of all the conditions set forth herein below and b) within five (5) days following the qualification of the Buyer’s Offering Statement with the Securities and Exchange Commission (filed October 16, 2019) or January 17, 2020, whichever first occurs, time being of the essence.

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4.     Representations, Warranties. and Covenants of Seller.

4.1.     Title and Encumbrances. The Seller represents and warrants to Buyer that it owns the Interest in and to the Colt, free and clear of all liens, claims, charges or encumbrances whatsoever, has the good right and full power to sell and transfer the Interest in and to the Colt as contemplated by this Agreement and has not transferred, pledged or encumbered in any fashion whatsoever any present or future right to which the Seller is entitled with respect to the Colt.

4.2.     Authority. The Seller has the right and full authority to execute and deliver this Agreement and all other necessary or appropriate documentation in connection with the transactions contemplated hereby.

4.3.     Taxes. Seller warrants that there are no unpaid taxes of any kind whatsoever due and payable with respect to the ownership of the Colt by the Seller. The Colt is transferred to Buyer by Seller free of any such claims.

4.4.     Disclaimer of Warranties.

SELLER MAKES NO REPRESENTATIONS OR WARRANTIES EXCEPT AS ARE SPECIFICALLY SET FORTH IN THE AGREEMENT OF PURCHASE AND SALE EXECUTED BY THE PARTIES IN CONNECTION WITH THIS TRANSACTION AND THIS BILL OF SALE AND NO IMPLIED WARRANTY AS TO THE MERCHANTABILITY OR AS TO THE FITNESS OF THE COLT FOR RACING OR BREEDING PURPOSES OR FOR ANY PARTICULAR PURPOSE SHALL ARISE BY VIRTUE OF THIS TRANSACTION AND ARE HEREBY SPECIFICALLY DISCLAIMED. BUYER ACCEPTS THE COLT AS IS, WHERE IS AND WITH ALL FAULTS.

4.5.     Kentucky Bred Eligibility. The Seller represents and warrants that the Colt is properly registered as a Kentucky Bred Thoroughbred, is eligible to compete in all races restricted to Kentucky bred Thoroughbred horses and is entitled to all other rights and privileges, including without limitation the right to receive all awards, purse supplements, or other benefits associated with such valid registration.

4.6.     Survival of Representation and Warranties. All representations, warranties and agreements made by the Seller and Buyer in this Agreement are made as of the date of Closing, shall survive the Closing and shall remain in full force and effect.

4.7.     Veterinarian’s Certificate of Soundness and Insurability/Consultants Evaluation, Blood Screen and Reports. Within ten (10) days after the execution of this Agreement by Buyer and Seller, the Buyer will cause the Colt to be examined by a licensed veterinarian acceptable to Buyer and Buyer’s insurance company and will obtain from said veterinarian an opinion certifying that the Colt is fully insurable. Within said ten (10) day period, Buyer has the right to draw blood from the Colt for analysis for any medications or foreign substances present as set forth in more detail below. If the results of the blood screen indicate the presence of any medications or other foreign substances which would constitute a violation of the Kentucky Racing Commission’s race day medication rules, the Buyer shall have the right to rescind this Agreement by providing written notification to Seller of his intent to do so together with a copy of the blood screen positive findings within 48 hours of receipt by Buyer of such blood screen results. If Buyer notifies the Seller of the exercise of his right to rescind the purchase of the Colt, the Buyer shall promptly return the Colt to the Seller. Within 48 hours following notification by Buyer of his decision to rescind this Agreement, the Seller shall refund to Buyer the Purchase price if previously paid by Buyer together with his out of pocket expenses for the care and maintenance of the Colt paid by Buyer prior to rescission.

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5.     Post-purchase Management.

5.1.     Training/Other Expenses. Buyer and Seller agree that all costs associated with all reasonable board, care (veterinary, farrier, transportation and other such expenses) and training fees incurred to care for, train and race the Colt, shall be borne pro-rata by the Buyer (75%) and Seller (25%) from October 10, 2019 forward and thereafter for so long as the Colt is co-owned by Buyer and Seller. Any failure by Buyer to pay the Colt’s expenses billed prior to Closing of this transaction shall be considered a default hereof and, if not cured within five (5) days written notice by Seller to Buyer, shall render this agreement null and void and of no further force and effect thereafter and Buyer shall forfeit any and all sums paid for its share of expenses.

5.2.    Training/Racing Management/Sale. The Colt will be trained, raced and cared for under the exclusive management of Commonwealth Thoroughbreds LLC so long as Commonwealth Thoroughbreds LLC owns in excess of (50%) of the Colt. If Commonwealth Thoroughbreds LLC ceases to act in the management of the Colt, a new manager will be selected by the owners of fifty one percent (51%) of the ownership in the Colt. All decisions related to the Colt’s’ training, racing and care will be made by Commonwealth Thoroughbreds LLC so long as they manage the Colt. Commonwealth Thoroughbreds LLC, or any successor manager, will not charge Seller any fees for their management services. The Colt shall run with the Owner listed in the track program and the Daily Racing Form as Commonwealth Thoroughbreds LLC, Mineola Farm II, LLC and Silent Grove Farms, LLC. The Colt will be broken for training by Tony Everard and trained by H. Graham Motion. Only upon the agreement of the owners of eighty percent (80%) of the ownership in the Colt may the Colt be entered in any claiming race; Tony Everard and/or H. Graham Motion be replaced; the Colt be sold in its entirety or privately or at public auction.

5.3.     Division of Purses. All purse monies, (including without limitation any and all Kentucky bred supplements, bonuses, payments or awards earned by the Colt for the Owner) and expenses shall be allocated on a pro-rata basis (75% to Commonwealth Thoroughbreds LLC and 25% to Mineola Farm II, LLC and Silent Grove Farms, LLC, collectively) between the Co-Owners. All racetracks at which the Colt races will be instructed to send separate checks to each Co-Owner for its pro-rata share of such purse earnings (net appropriate deduction for expenses normally deducted by the racetrack). In the event that only one check can be received, then Commonwealth Thoroughbreds LLC shall be the Co-Owner designated to receive the check and shall send Mineola Farm II, LLC and Silent Grove Farms, LLC its twenty-five percent (25%) share of the purse, with a detailed statement of all earnings and deductions therefrom, within ten (10) business days of receipt of those funds.

5.4.     Colors. Subsequent to the date of this Agreement the Colt will run in Commonwealth Thoroughbreds LLC’s colors.

5.5.     Awards. If and when the Colt is awarded any trophy, plaque or other tangible personal property (an “Award”) other than purse monies, bonuses or supplements, as a result of participating in a race, Commonwealth Thoroughbreds LLC shall be entitled to the original Award and Mineola Farm 11, LLC and Silent Grove Farms, LLC shall be entitled to a duplicate to be paid for seventy five percent (75%) by Mineola Farm II, LLC and Silent Grove Farms, LLC and twenty-five percent (25%) by Commonwealth Thoroughbreds LLC.

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5.6.     Right of First Refusal.

(a)     Sales by Mineola Farm II, LLC and Silent Grove Farms, LLC and Commonwealth Thoroughbreds LLC. No Interest owned by either Mineola Farm II, LLC and Silent Grove Farms, LLC or fraction thereof, shall be sold without offering Commonwealth Thoroughbreds LLC the first right to purchase any interest which Mineola Farm II, LLC and/or Silent Grove Farms, LLC may desire to sell. Buyer may sell fractions of its interest in Commonwealth Thoroughbreds LLC without first offering them to the Seller, but should the Buyer desire to accept an offer for twenty percent (20%) or more of its entire interest in and to the Colt, such interest in the Colt shall not be sold without first offering the Seller the first right to purchase the Interest on the same terms and conditions as Buyer is willing to accept.

(b)     Procedure. Should Mineola Farm II, LLC and Silent Grove Farms, LLC or Commonwealth Thoroughbreds LLC receive an offer to purchase an interest, (or with respect to Commonwealth Thoroughbreds LLC, its entire Interest) which it or they is/are willing to accept shall notify the other party(ies) in writing, stating the terms of the offer and enclosing a photocopy of the offer, which notice shall constitute an offer to Commonwealth Thoroughbreds LLC, Mineola Farm II, LLC and Silent Grove Farms, LLC to exercise the first right hereby granted to purchase such interest on the same terms. Should any party hereto desire to accept the offer, it shall, within five (5) days of the sending of such offer, so notify the other party(ies) in writing. If such offer is not accepted, or in the absence of such notice in writing, the notifying party may then sell the interest to the person making the offer upon the terms stated in the offer (subject, however, to all the terms and conditions of this Agreement), which rejection shall not be unreasonably delayed.

5.7.     Purchase Offers. In the event that a written offer to purchase one hundred percent (100%) of the Colt or a majority of interest owned by Commonwealth Thoroughbreds LLC is received by Commonwealth Thoroughbreds LLC which they desire to accept, such an offer shall be immediately sent to the Seller, which if Seller exercises its right of first refusal pursuant to Paragraph 5.6, above, then Commonwealth Thoroughbreds LLC is hereby granted drag along rights. If the proposed sale is for less than the entire Colt, Seller can force Commonwealth Thoroughbreds LLC to include Purchaser’s ownership percentage in the sale and are granted tag along rights.

6.     The Closing.

6.1.     Time and Place. Upon the satisfaction or waiver by Buyer of all the conditions set forth in this Agreement, the Buyer shall wire transfer the purchase price to the Seller when due pursuant to Paragraph 3.3, above.

6.2.     Transfer of Title and Risk of Loss. Risk of loss and possession of the Colt shall pass to Buyer upon signing of this Agreement. Title to the interest being purchased by Buyer shall pass to Buyer upon receipt of the Purchase Price by Seller, whereupon Seller shall deliver to Buyer an executed copy of the Bill of Sale, a copy of which is attached hereto and made a part hereof. Each Co-Owner is responsible to obtain insurance, if any, for its respective Interest in the Colt.

7.     Advice of Counsel. Each party hereto represents and warrants that it has read and understands the terms of this Agreement, that they enter into it upon the legal advice of attorneys of their own choice and that they have been advised concerning the terms of this Agreement by their respective attorneys. Each of the parties represents that they have read and understand the contents of this Agreement, that they have executed it voluntarily and that they have not been unduly influenced by any person, persons or attorney acting on behalf of anyone.

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8.     Miscellaneous.

8.1.     Binding Effect of Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties to this Agreement and their respective heirs, personal representatives, administrators, successors, assigns and transferees, whether with or without consideration.

8.2.     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one in the same instrument.

8.3.     Attorneys Fees and Costs. In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to recover all reasonable costs incurred together with reasonable attorney’s fees, including any attorney fees and costs incurred incidental to a successful appeal.

8.4.     Entire Agreement. This Agreement represents the entire agreement between the parties regarding the subject matter hereof. Any and all prior or contemporaneous oral agreements or written offers or agreements regarding the subject matter hereof are hereby revoked and are superseded by this Agreement in all respects. This Agreement may not be amended except by the execution of a written amendment signed by both parties.

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IN WITNESS WHEREOF, the undersigned have executed or caused to be executed this Agreement effective as of the day and year first above written, but actually on the dates indicated below.

SELLER: Mineola Farm II, LLC

Date:	10/28/19	/s/ Jack G. Jones, Jr., Managing Member
By: Jack G. Jones, Jr., Member

SELLER: Mineola Farm II, LLC

Date:	10/28/19	/s/ David R. Houchin
By: David R. Houchin, Member

BUYER: Mineola Farm II, LLC

Date:	10/28/19	/s/ Brian Doxtator
Brian Doxtator, Member

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BILL OF SALE

KNOW ALL MEN BY THESE PRESENTS:

That Mineola Farm II, LLC and Silent Grove Farms, LLC, (hereinafter “Seller”) is the owner of the unnamed dark bay or brown yearling Thoroughbred Colt by ORB out of LATIQUE by ELUSIVE QUALITY (the “Colt”). The Seller has agreed to sell a seventy five percent (75.00%) interest (the “Interest”) in the Colt to Buyer, and Buyer has agreed to purchase the Interest in Colt from Seller, all for the price and upon the terms and conditions hereinafter provided.

That for and in consideration of the Purchase Price of TWENTY THOUSAND U.S. Dollars ($20,000 U.S.) and other good and valuable consideration, receipt of which is hereby acknowledged, the Seller on this day hereby bargains, sells and transfers all of its right, title and interest in and to a seventy five percent (75%) Interest in the Colt (the “Interest”) to Commonwealth Thoroughbreds LLC (hereinafter “Buyer”).

The Seller represents and warrants to the Buyer that it owns the Interest in and to the Colt free and clear of all liens, charges or encumbrances whatsoever, and has the good right and full power to sell and transfer the Interest in and to the Colt as contemplated by this Bill of Sale. Title to, risk of loss and possession of the Colt shall pass to Buyer upon payment of the Purchase Price and delivery of the Jockey Club Certificate of Foal Registration endorsed to the Buyer together with the fully executed original Agreement of Purchase and Sale and Bill of Sale executed by the Parties.

SELLER MAKES NO REPRESENTATIONS OR WARRANTIES EXCEPT AS ARE SPECIFICALLY SET FORTH IN THE PURCHASE AND SALE AND CO-OWNERSHIP AGREEMENT EXECUTED BY THE PARTIES IN CONNECTION WITH THIS TRANSACTION AND THIS BILL OF SALE AND NO IMPLIED WARRANTY AS TO THE MERCHANTABILITY OR AS TO THE FITNESS. OF THE COLT FOR RACING OR BREEDING PURPOSES OR FOR ANY PARTICULAR PURPOSE SHALL ARISE BY VIRTUE OF THIS TRANSACTION AND ARE HEREBY SPECIFICALLY DISCLAIMED. BUYER ACCEPTS THE COLT AS IS, WHERE IS AND WITH ALL FAULTS.

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IN WITNESS WHEREOF, the Seller has executed this Bill of Sale and had caused it to be delivered to Buyer this       day of                , 20     .

SELLER: Mineola Farm II, LLC

Date:
By: Jack G. Jones, Jr., Member

SELLER: Mineola Farm II, LLC

Date:
By: David R. Houchin, Member

BUYER: Mineola Farm II, LLC

Date:
Brian Doxtator, Member

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